AGREEMENT AND PLAN OF MERGER

By and Among

TF FINANCIAL CORPORATION,
3RD FED BANK,
ROEBLING FINANCIAL CORP, INC.
AND
ROEBLING BANK,

Dated as of December 28, 2012

Section 3.25	Deposits	28

Section 8.10	Transition Period Retention Agreement	60

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF SELLER
Section 9.1	Representations and Warranties	60
Section 9.2	Performance of Obligations	61
Section 9.3	Certificate Representing Satisfaction of Conditions	61

ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT
Section 10.1	Termination	61
Section 10.2	Effect of Termination; Termination Fee	64
Section 10.3	Amendments	65
Section 10.4	Waivers	65
Section 10.5	Non-Survival of Representations, Warranties and Covenants	65

ARTICLE 11
MISCELLANEOUS
Section 11.1	Definitions	66
Section 11.2	Entire Agreement	67
Section 11.3	Notices	68
Section 11.4	Severability	69
Section 11.5	Costs and Expenses	69
Section 11.6	Captions	69
Section 11.7	Counterparts	69
Section 11.8	Persons Bound; No Assignment	69
Section 11.9	Governing Law	69
Section 11.10	Exhibits and Schedules	69
Section 11.11	Waiver	69
Section 11.12	Construction of Terms	70

Exhibits
Exhibit A	Form of Support Agreement
Exhibit B	Form of Bank Plan of Merger
Exhibit C	Form of Option Cancellation and Release Agreement

AGREEMENT AND PLAN OF MERGER

By and Among

TF FINANCIAL CORPORATION,

3RD FED BANK,

ROEBLING FINANCIAL CORP, INC.

AND

ROEBLING BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of December, 2012 (this “Agreement”), by and among TF Financial Corporation, a Pennsylvania corporation (“Buyer”), 3rd Fed Bank, a Pennsylvania-chartered savings bank (“Buyer Bank”), Roebling Financial Corp, Inc., a New Jersey corporation (“Seller”) and Roebling Bank, a federally chartered stock savings bank (“Seller Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Buyer and Seller deem it in the best interests of Buyer and Seller, respectively, and of their respective shareholders, that Buyer and Seller enter into this Agreement pursuant to which Buyer will acquire all of the issued and outstanding shares of capital stock of Seller through the merger of Seller with and into Buyer (the “Merger”);

WHEREAS, Buyer owns all of the issued and outstanding capital stock of Buyer Bank and Seller owns all of the issued and outstanding capital stock of Seller Bank, and it is contemplated that, immediately following the Merger, Seller Bank will be merged with and into Buyer Bank with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as an inducement and condition to Buyer’s entering into this Agreement, each of the directors and executive officers of Seller in his or her individual capacity have entered into a Support Agreement with Buyer in the form attached hereto as Exhibit A, pursuant to which they have agreed to take certain actions in support and cooperation of this transaction and the surviving corporation; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all the outstanding shares of common stock of Seller will be acquired by Buyer through the merger of Seller with and into Buyer and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Seller into cash or shares of the common stock of Buyer, par value $0.10 per share (the “Buyer Common Stock”), shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

   Section 1.1    Consummation of Merger; Closing Date.

(a)           On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger (as defined herein), Seller shall be merged with and into Buyer in accordance with Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) and Chapter 10 of the New Jersey Business Corporation Act (“NJBCA”) (the “Merger”), with Buyer as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”).  Each share of common stock, par value $0.10 per share, of Seller (“Seller Common Stock”) outstanding immediately prior to the Effective Time of the Merger (other than shares held by Seller, including treasury shares, Buyer or any of their respective wholly-owned subsidiaries (in each case, other than in a fiduciary capacity)) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive, at the election of the holder and subject to the limitations set forth herein, .0.3640 shares of Buyer Common Stock (as adjusted pursuant to Section 2.6) or $8.60 in cash, without interest (the “Merger Consideration”) as provided in Section 2.1 hereof and subject to the terms, conditions, potential adjustments, limitations and procedures set forth in this Agreement.

(b)           The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Buyer, Buyer Bank, Seller and Seller Bank.

(c)           Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the date and time that the Articles of Merger are filed with the Pennsylvania Department of State pursuant to Section 1927 of the PBCL and the Certificate of Merger is filed with the New Jersey Secretary of State pursuant to Sections 10-4.1 and 10-7 of the NJBCA, unless a later date or time is specified as the effective time in the Articles of Merger and the Certificate of Merger (such time is referred to herein as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by Buyer and Seller, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing (as defined herein)) and (ii) the date on which the shareholders of Seller approve the transactions contemplated by this Agreement.

(d)           The closing of the Merger (the “Closing”) shall take place at the principal offices of Buyer at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2    Effect of Merger.  At the Effective Time of the Merger, Seller shall be merged with and into Buyer and the separate existence of Seller shall cease.  The Articles of Incorporation and Bylaws of Buyer, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in the PBCL and the NJBCA.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3    Further Assurances.  If, at any time after the Effective Time of the Merger, Buyer shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Bank or (ii) otherwise carry out the purposes of this Agreement, Seller and its officers and directors shall be deemed to have granted to the officers and directors of Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Seller or otherwise to take any and all such action.

Section 1.4    Directors and Officers.  Except as otherwise set forth herein in Section 6.10, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Buyer immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1    Manner of Conversion of Seller Common Stock.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Buyer, Seller or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of capital stock of Buyer outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b)           Each share of Seller Common Stock held by Seller or by Buyer (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c)           Except with regard to the shares of Seller Common Stock excluded under Section 2.1(b) above, each issued and outstanding share of Seller Common Stock outstanding immediately prior to the Effective Time of the Merger (whether or not subject to restriction) shall be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Sections 2.2 and 2.7, the following consideration:

(1)           for each such share of  Seller Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Cash Election”), cash in an amount equal to $8.60, without interest, (the “Cash Consideration”) (collectively, the “Cash Election Shares”); or

(2)           for each such share of Seller Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Stock Election”), 0.3640 of a share (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”) (collectively, the  “Stock Election Shares”) or

(3)           for each such share of Seller Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

(d)           It shall be a condition to Buyer’s obligation to consummate the Merger that the Adjusted Stockholders’ Equity (as defined below) of Seller as of the last day of the month prior to the month in which the Effective Time of the Merger is expected to occur (the “Measurement Date”) is not  less than $15,250,000.  “Adjusted Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Seller, calculated in accordance with GAAP (as defined herein), which shall be adjusted to give effect to the payment or accrual of all legal, financial advisory and other fees and expenses incurred or to be incurred as of or prior to, the Effective Time of the Merger as a result of this Agreement and the transactions contemplated herein but disregarding accumulated other comprehensive income attributable to unrealized gains or losses on securities available for sale, net of tax. Adjusted Stockholders’ Equity shall be calculated by Seller as of the close of business on the Measurement Date, using reasonable estimates of revenues and expenses projected through the Effective Time where actual amounts are not available. Details regarding such calculation, which shall be subject to verification by Buyer, shall be provided by Seller to Buyer at least two business days prior to the Closing.

Section 2.2   Election Procedures.

(a)           Holders of shares of Seller Common Stock may elect to receive shares of Buyer Common Stock or cash (in either case without interest) in exchange for their shares of Seller Common Stock in accordance with the procedures set forth in this Section 2.2.  Shares of Seller Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of Seller Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”

(b)           An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Seller and Buyer shall mutually agree (“Election Form”), shall be mailed on the same date as the Proxy Statement/Prospectus (as defined herein) is mailed to shareholders of Seller  (the “Mailing Date”) to each holder of record of Seller Common Stock eligible to vote at the Seller Stockholders’ Meeting (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, (i) to elect to receive the Cash Consideration for all of the shares of Seller Common Stock held by such holder, in accordance with Section 2.1(c)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.1(c)(2), (iii) to elect to receive the Stock Consideration for a certain number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Buyer Common Stock for such shares.  A holder of record of shares of Seller Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms,  provided  that each such Election Form covers all the shares of Seller Common Stock held by such Stockholder Representative for a particular beneficial owner.  Any shares of Seller Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined herein), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c)           To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as Buyer and Seller may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Seller shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional  Election Forms as Buyer may permit, to all persons who become holders (or beneficial owners) of Seller Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If a Seller stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Seller Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Buyer shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by Buyer or Seller, upon exercise by Buyer or Seller of its respective or their mutual rights to terminate this Agreement to the extent provided under Article 10, that this Agreement has been terminated in accordance with Article 10.

(d)           Notwithstanding any other provision contained in this Agreement, in no event will the number of Cash Election Shares be converted into the Cash Consideration if this would result in the amount of cash paid exceeding the Aggregate Cash Consideration.  For purposes of this Agreement, the term “Aggregate Cash Consideration” means $7,252,066 including all amounts paid in cash for the Options Consideration pursuant to Section 2.3(a) if any and for shares held by the ESOP pursuant to Section 6.3(h) which have not been allocated to the accounts of participants.  All of the other shares of Seller Common Stock shall be converted into the Stock Consideration.

(e)           If the number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then:

(1)           all Cash Election Shares shall be converted into the right to receive cash,

(2)           Non-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration.  If less than all of the Non-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which Non-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining Non-Election Shares shall thereafter be treated as Stock Election Shares,

(3)           If all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(4)           the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(f)           If the number of Cash Election Shares times the Cash Consideration is greater than the Aggregate Cash Consideration, then:

(1)           all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(2)           the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration, and

(3)           the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(g)           If the number of Cash Election Shares times the Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Non-Election Shares and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

(h)           In the event that the Exchange Agent is required to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.  In the event the Exchange Agent is required to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(i)           Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  Instead, Buyer will pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Buyer Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Buyer Common Stock by the average of the closing sale prices of Buyer Common Stock, as reported on The Nasdaq Stock Market for the twenty consecutive trading days ending on the day immediately prior to the Closing Date; provided, however, that in the event Buyer Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Buyer Common Stock actually traded during such period.

(j)           Within five business days after the Effective Time of the Merger, Buyer shall cause the Exchange Agent to effect the allocation of the Cash Consideration and the Stock Consideration among holders of Seller Common Stock and to distribute the Merger Consideration as set forth herein.

Section 2.3    Seller Stock Options and Stock Awards.  As of and immediately prior to the Effective Time of the Merger, all rights with respect to shares of Seller Common Stock issuable pursuant to the exercise of stock options (“Seller Options”) granted by Seller or Seller Bank under the Seller or Seller Bank equity incentive plans set forth in Schedule 2.3 (the “Seller Equity Plans”), each of which are listed and described on Schedule 2.3 and which remain outstanding immediately prior to the Effective Time of the Merger and which have not yet been exercised, shall be cancelled by Seller in exchange for a cash payment equal to the positive difference, if any, between (x) $8.60 and (y) the option exercise price (the “Options Consideration”). Schedule 2.3 also sets forth a complete listing of all restricted stock awards outstanding as of the date of this Agreement (the “Stock Awards”) including the name of the recipient and the number of shares subject to such Stock Awards. The cancellation of Seller Options in exchange for the Options Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Seller Options although Seller will use its reasonable best efforts to have each holder of any such Seller Option (including with respect to out-of-the-money Seller Options) execute and deliver an Option Cancellation and Release Agreement in the form set forth as Exhibit C hereto.  Prior to the Effective Time of the Merger, Seller shall take or cause to be taken all actions required under the Seller Equity Plans to provide for the actions set forth in this Section 2.3.  Seller shall cause the termination, effective as of the Effective Time of the Merger, of all Seller Equity Plans.

Section 2.4    Effectuating Conversion.

(a)           At the Effective Time of the Merger, Buyer will deliver or cause to be delivered to Buyer’s stock transfer agent (the “Exchange Agent”) an amount of cash equal to the aggregate Cash Consideration and due authorization to issue a number of shares equal to the aggregate Stock Consideration pursuant to Section 2.1 hereof (the “Exchange Fund”).  As promptly as practicable after the Effective Time of the Merger, but no later than five business days thereafter, the Exchange Agent shall send or cause to be sent to each holder of record of shares of Seller Common Stock as of the Effective Time of the Merger who failed to properly submit an Election Form transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates representing shares of Seller Common Stock for the Merger Consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of such certificates and the receipt of the Merger Consideration contemplated by this Agreement and will require each such holder of shares of Seller Common Stock to transfer good and marketable title to such shares of Seller Common Stock to Buyer, free and clear of all liens, claims and encumbrances.

(b)           At the Effective Time of the Merger, the stock transfer books of Seller shall be closed as to holders of shares of Seller Common Stock immediately prior to the Effective Time of the Merger, no transfer of shares of Seller Common Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing shares of Seller Common Stock shall, without any action on the part of any holder thereof, no longer represent shares of Seller Common Stock.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration.

(c)           In the event that any holder of record as of the Effective Time of the Merger of shares of Seller Common Stock is unable to deliver the certificate which represents such holder’s shares of Seller Common Stock, Buyer, in the absence of actual notice that any shares of Seller Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)           An affidavit or other evidence to the reasonable satisfaction of Buyer that any such certificate has been lost, wrongfully taken or destroyed;

(ii)           Such security or indemnity as may be reasonably requested by Buyer to indemnify and hold Buyer harmless in respect of such stock certificate(s); and

(iii)           Evidence to the reasonable satisfaction of Buyer that such holder is the owner of shares of Seller Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d)           If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of Seller Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Buyer that such tax has been paid or is not applicable.

(e)           Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing shares of Seller Common Stock, and neither the Exchange Agent nor Buyer shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing shares of Seller Common Stock as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing shares of Seller Common Stock, without interest at the time of such surrender, the Merger Consideration.

(f)           At any time following one year after the Effective Time of the Merger, Buyer shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of shares of Seller Common Stock, and thereafter, such holders shall be entitled to look solely to Buyer (subject to abandoned property and escheat laws) with respect to the Merger Consideration due upon surrender of their certificates formerly representing shares of Seller Common Stock.

(g)           Buyer or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of shares of Seller Common Stock, such amounts as Buyer (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Buyer or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of whom such deduction and withholding were made by Buyer or the Exchange Agent.

Section 2.5    Determination of Alternative Structures.  Seller hereby agrees that Buyer may at any time, in consultation with Seller, change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount (other than as set forth in Section 2.1(d) of this Agreement) or kind of the Merger Consideration to be paid to holders of the shares of  Seller Common Stock, (b) materially impede or delay any Consents of Regulatory Authorities or consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.6    Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of shares of Seller Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Buyer or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Seller, Buyer, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of shares of Seller Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.7    Anti-Dilution.  If Buyer changes, or the Buyer Board of Directors sets a related record date that will occur before or on the day of the Effective Time of the Merger for a change in, the number or kind of shares of Buyer Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Stock Consideration will be adjusted proportionately to account for such change and all references herein to the term Stock Consideration will be deemed to mean the Stock Consideration as adjusted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

Seller and Seller Bank hereby represent and warrant to Buyer and Buyer Bank as follows as of the date hereof and as of the Effective Time of the Merger (except as otherwise provided in Section 8.1 as of the Effective Time):

Section 3.1    Corporate Organization.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect (as defined herein) on Seller.  Seller is duly registered as a savings and loan holding company pursuant to the Home Owners’ Loan Act, as amended.  True and correct copies of the Certificate of Incorporation and the Bylaws of Seller, each as amended to the date hereof, have been delivered to Buyer and such Certificate of Incorporation and Bylaws are in full force and effect.

(b)           Seller has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses legally required for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Seller.

(c)           Seller Bank is a federal stock savings bank, duly organized and validly existing under the laws of the United States of America.  Seller Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  Seller Bank is duly licensed or qualified to do business in all places where the nature of its business or the character or location of its properties or assets (owned or leased) makes such qualification necessary, except where the failure to be licensed or qualified (or steps necessary to cure said failure) would not have a Material Adverse Effect on Seller and Seller Bank on a consolidated basis.  True and correct copies of the Charter and the Bylaws of Seller Bank, each as amended to the date hereof, have been delivered to Buyer and such Charter and Bylaws are in full force and effect.

(d)           The respective minute books of Seller and each subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e)           The only direct and indirect subsidiary of Seller is Seller Bank (the “Seller Subsidiaries”).

Section 3.2    Capitalization.

(a)           The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which 1,686,527 are issued and outstanding and 31,946 shares are held in the treasury of Seller and 5,000,000 shares of preferred stock of which no shares are issued and outstanding.  All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Seller, or any securities or rights convertible into or exchangeable for shares of capital stock of Seller, except for options to purchase 93,042 shares of Seller Common Stock and Stock Awards for 557 shares of Seller Common Stock, each of which are described in more detail in Schedule 3.2.  Upon any issuance of any shares of Seller Common Stock in accordance with the terms of such options, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any liens.   Each Seller stock option (1) was granted in compliance with all applicable laws and all the terms and conditions of the Seller Equity Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of Seller Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the Seller stock option was actually granted, and (4) qualifies for the tax and accounting treatment afforded to such Seller stock option in Seller’s tax returns and Seller’s financial statements, respectively.  As of the date of this Agreement, Seller has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the Securities and Exchange Commission (the “SEC”), any shares of Seller capital stock.

(b)           Seller owns, directly, or indirectly, all of the capital stock of Seller Bank and the other Seller Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All of the equity securities of each subsidiary held by Seller or the Seller Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Seller Bank or any other Seller Subsidiary.  Except for the Seller Subsidiaries, Seller does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Seller Bank’s investment portfolio as set forth in Schedule 3.2(b).

Section 3.3    Financial Statements; Filings.

(a)           Seller has previously delivered to Buyer copies of the audited consolidated financial statements of Seller as of and for the years ended September 30, 2012 and September 30, 2011, including the accompanying notes and report thereon of Fontanella & Babitts, dated December 19, 2012, as included in Seller’s Annual Report on Form 10-K for the year ended September 30, 2012 and the unaudited consolidated financial statements for the nine months ended June 30, 2012 as included in Seller’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, and Seller shall deliver to Buyer, as soon as reasonably practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Seller, the additional financial statements of Seller as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Seller”).

(b)           Seller Bank has previously delivered to Buyer copies of the Consolidated Reports of Condition and Income (“Call Reports”) and, as applicable, the Thrift Financial Reports (“TFRs”) of Seller Bank as of and for each of the years ended September 30, 2012, September 30, 2011 and September 30, 2010 and for the period ended June 30, 2012, and Seller Bank shall deliver to Buyer, as soon as reasonably practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year, the Call Reports of Seller Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports and TFRs, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Seller Bank”).

(c)           Each of the Financial Statements of Seller and each of the Financial Regulatory Reports of Seller Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by Seller and Seller Bank during the periods involved, except as otherwise noted therein, and the books and records of Seller and Seller Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Seller and each of the Financial Regulatory Reports of Seller Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of Seller or Seller Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of Seller or Seller Bank, as applicable, for the respective periods therein set forth.

(d)           To the extent permitted by law, Seller has heretofore delivered or made available, or caused to be delivered or made available, to Buyer all reports and filings made or required to be made by Seller or Seller Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Buyer, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities.  Each such report (including the financial statements, exhibits and schedules thereto) complied in all material respects with the applicable statutes, rules, regulations and orders enforced by the Regulatory Authority with which they were filed.

(e)           Since September 30, 2011, neither Seller nor any of the Seller Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller except obligations and liabilities which are accrued or reserved against in the Financial Statements of Seller or the Financial Regulatory Reports of Seller Bank, or reflected in the notes thereto.  Except as disclosed on Schedule 3.3(e) hereof, since September 30, 2011, neither Seller nor any of the Seller Subsidiaries has incurred or paid any obligation or liability which would be material to Seller or Seller Bank, except as may have been incurred or paid in the ordinary course of business, consistent with past practices or as disclosed in the Financial Statements of Seller or the Financial Regulatory Reports of Seller Bank.

    Section 3.4    Loan Portfolio; Reserves.

(a)           All evidences of indebtedness reflected as assets in the Financial Statements of Seller were (or will be, as the case may be) as of such dates in all respects (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records as secured loans, have been secured by valid liens which have been perfected, and (iii) be the binding obligations of the respective obligors named therein in accordance with their respective terms, and are not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  Except as set forth in Schedule 3.4, no debtor under any loan has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Seller, would have a Material Adverse Effect on Seller. All loans and extensions of credit that have been made by the Seller Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(b)           The allowances for possible loan losses shown on the Financial Statements of Seller and the Financial Regulatory Reports of Seller Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of Seller and the Financial Regulatory Reports of Seller Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate under GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Seller and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  Except as described on Schedule 3.4(b), Seller has not been notified by any state or federal bank regulatory agency that its current reserves are inadequate or that its current practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of Seller.

(c)           No agreement pursuant to which any loans or other assets have been or shall be sold by Seller or any of the Seller Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Seller or the Seller Subsidiaries, to cause Seller or any of the Seller Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Seller or any of the Seller Subsidiaries. There has been no material breach of a representation or covenant by Seller or any of the Seller Subsidiaries in any such agreement.

Section 3.5   Certain Loans and Related Matters.  Except as set forth in Schedule 3.5, neither Seller nor any of the Seller Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest or in default of any other provision that would entitle Seller or Seller Bank to accelerate the maturity of all obligations evidenced thereby; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Seller or any of the Seller Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Seller, any subsidiary or any five percent (5%) shareholder of Seller, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) agreement of any sort related to any asset that is classified as “Other Real Estate Owned,” or words of similar import (v) loan agreement, note or borrowing arrangement related to any troubled debt restructuring; or (vi) loan agreement, note or borrowing arrangement in material violation of any law, regulation or rule applicable to Seller or any of the Seller Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.  In the case of any loans or other assets listed on Schedule 3.5 hereof, the book value of such loan or asset is set forth along with the subsection under which such loan or asset is being disclosed.  All loans which are classified as “Insider Transactions” by Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) have been made by Seller or any of the Seller Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features and have been described in the Financial Statements of Seller.  Except as set forth on Schedule 3.5 hereof, Seller has not received any notice of and has no reason to believe that it will be required to repurchase any loans that it has previously sold.

Section 3.6    Authority; No Violation.

(a)           Seller and Seller Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Seller and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of Seller and Seller Bank have duly and validly approved this Agreement and the transactions contemplated hereby including the Bank Merger by a unanimous vote of the Boards of Directors of Seller and Seller Bank, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to Seller’s shareholders for approval and have resolved to recommend its approval at a meeting of such shareholders and, except for the adoption of such Agreement by the shareholders of Seller, no other corporate proceeding on the part of Seller or Seller Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Buyer and Buyer Bank), constitutes the valid and binding obligation of Seller and Seller Bank, and is enforceable against Seller and Seller Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)           Neither the execution and delivery of this Agreement by Seller or Seller Bank nor the consummation by Seller or Seller Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by Seller or Seller Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller or the Charter and Bylaws of Seller Bank or any governing documents of any of the other Seller Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or Seller Bank or any of the other Seller Subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or Seller Bank or any of the other Seller Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Seller, Seller Bank or any of the other Seller Subsidiaries is a party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on Seller.

Section 3.7    Consents and Approvals.  Except for:  (i) the approval of the shareholders of Seller; (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Seller and Seller Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.  Notwithstanding the foregoing, Seller has not and will not take any actions related to the Merger and the other transactions contemplated hereby which are not in compliance with the Rules and Regulations of the Federal Deposit Insurance Corporation (“FDIC”) codified at 12 C.F.R. Part 359 (the “Golden Parachute Payments Regulations”) and related guidance.

Section 3.8    Broker’s Fees.  Except for FinPro, Inc., whose engagement letter is set forth in Schedule 3.8, neither Seller nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9    Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9, since September 30, 2011, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of shares of Seller Common Stock or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Seller, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Seller, including, without limitation, any change in the administration or supervisory standing or rating of Seller or Seller Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10    Legal Proceedings; Etc.

(a)           Neither Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller or any of the Seller Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Seller or any of the Seller Subsidiaries challenging the validity of the transactions contemplated by this Agreement. There is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of Seller or any of the Seller Subsidiaries, threatened against Seller or any of the Seller Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Seller or any of the Seller Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Seller; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by Seller or any of the Seller Subsidiaries under any material contract or agreement to which any of them is a party; and, except as set forth on Schedule 3.10, neither Seller nor any of the Seller Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Seller or any of the Seller Subsidiaries, and neither Seller nor any of the Seller Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)           There are no actions, suits, claims, proceedings or investigations of any kind pending or, to Seller’s Knowledge, threatened against any of the directors or officers of Seller or any of the Seller Subsidiaries in their capacities as such, and no director or officer of Seller or any of the Seller Subsidiaries currently is receiving indemnification payments or seeking to be indemnified by Seller or Seller Bank pursuant to applicable law or their governing documents.

Section 3.11    Taxes and Tax Returns.

(a)           Seller has previously delivered or made available to Buyer copies of the federal, state and local income tax returns of Seller for the years 2009, 2010 and 2011 and all schedules and exhibits thereto, and Seller has not received any notice that any such returns have been examined by the Internal Revenue Service (the “IRS”) or any other taxing authority.  Seller has duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Seller or any of the Seller Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Seller has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Seller or any of the Seller Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Seller or any of the Seller Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Seller and the Financial Regulatory Reports of Seller Bank are sufficient, in the aggregate, to comply with GAAP as consistently applied during the periods involved, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended.  Seller is not responsible for the taxes of any other person (other than Seller Bank) under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)           No federal, state or local administrative proceedings or court proceedings, and to the Knowledge of Seller, no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Seller or any of the Seller Subsidiaries nor has Seller or any of the Seller Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.  Neither Seller nor any of the Seller Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Seller have been adequately provided for in the Financial Statements of Seller.

(c)           Neither Seller nor any of the Seller Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code.

(d)           There has not been an ownership change, as defined in Section 382(g) of the Code, of Seller that occurred during or after any taxable period in which Seller incurred an operating loss that carries over to any taxable period ending after the fiscal year of Seller immediately preceding the date of this Agreement.

(e) (i)     Proper and accurate amounts have been withheld by Seller and the Seller Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and due diligence steps have been taken consistent with IRS regulations in connection with back-up withholding; (ii) federal, state and local returns have been filed by Seller and the Seller Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor under GAAP have been included by Seller in the Financial Statements of Seller.

(f)         None of Seller, Seller Bank or any Seller Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller, Seller Bank or any Seller Subsidiary.

Section 3.12   Employee Benefit Plans.

(a)           Schedule 3.12(a) contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (as defined herein), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Seller or any of its ERISA Affiliates (as defined herein) for the benefit of employees, former employees, retirees, dependents, spouses, directors, former directors or independent contractors of Seller or Seller Bank or other beneficiaries and under which employees, former employees, retirees, dependents, spouses or directors of Seller or Seller Bank or other beneficiaries are eligible to participate (collectively, the “Seller Benefit Plans”). Seller has furnished or otherwise made available to Buyer true and complete copies of (i) the plan documents and summary plan descriptions for each written Seller Benefit Plan, (ii) a summary of each unwritten Seller Benefit

Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Seller Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Seller Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the Seller Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Seller Benefit Plan (or, for a Seller Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Seller Benefit Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other governmental entity within the past five (5) years.

(b)           Schedule 3.12(b) identifies each Seller Benefit Plan that may be subject to Section 409A of the Code (“Seller Non-Qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such Seller Non-Qualified Deferred Compensation Plan as of the date specified therein. Each Seller Non-Qualified Deferred Compensation Plan has been maintained and operated in compliance (substantial compliance on or prior to December 31, 2008) with Section 409A of the Code such that no taxes under Section 409A of the Code may be imposed on participants in such plans.

(c)           All Seller Benefit Plans are in compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Each Seller Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of Seller, there exists no fact which would adversely affect the qualification of any of the Seller Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Seller Benefit Plans or their fiduciaries by any participant, beneficiary or governmental entity.

(d)           No “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Seller or any of its ERISA Affiliates for the benefit of the employees or former employees of Seller or any of the Seller Subsidiaries.

(e)           Within the last six (6) years, neither Seller nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Seller Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Seller nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  Neither Seller nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Seller or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Buyer or Buyer Bank.

(f)           Seller has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (the “Consolidated Omnibus Budget Reconciliation Act or COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Seller Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects.  Records with respect to Seller Benefit Plans have been maintained in compliance with Section 107 of ERISA. Neither Seller nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Seller Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(g)           Seller has not, with respect to any Seller Benefit Plan, nor, to Seller’s Knowledge, has any administrator other than Seller of any Seller Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Seller, any ERISA Affiliate of Seller, or any Seller Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code, or to any other liability under ERISA.

(h)           Neither Seller nor any Seller Subsidiary has any liability for retiree health and life benefits under any Seller Benefit Plan other than any benefits required under COBRA or similar state laws.

(i)           Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Seller or any Seller Subsidiary from Seller or any Seller Subsidiary under any Seller Benefit Plan, (B) increase any benefits otherwise payable under any Seller Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  No payment which is or may be made by, from or with respect to any Seller Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Seller or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

(j)           The actuarial present value of all accrued Seller Non-Qualified Deferred Compensation Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Seller, Seller Bank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements of Seller to the extent required by and in accordance with GAAP.  The actuarial present value of all accrued Seller Non-Qualified Deferred Compensation Plans (including entitlements under any retirement or supplemental retirement agreement) of directors or former directors of Seller and Seller Bank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements of Seller to the extent required to be and in accordance with GAAP.

(k)           There is not, and has not been, any trust or fund maintained by or contributed to by Seller or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

(l)           No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Seller, has been threatened or is anticipated, against any Seller Benefit Plan (other than routine claims for benefits and appeals of such claims), Seller or any Seller Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Seller Benefit Plan relating to benefits under any Seller Benefit Plan.

(m)           None of Seller, any Seller Subsidiary, any Seller Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction and code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 C.F.R. Part 160 and Subparts A and E of Part 164.  No penalties have been imposed on Seller, any Seller Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.  For purposes of this Agreement, “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(n)           Seller and the Seller Subsidiaries have obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  Seller Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.  Schedule 3.12(n) sets forth all BOLI owned by Seller or any Seller Subsidiary, a breakdown of the cash surrender values on each policy, the beneficiaries of such policy and a list of the lives insured thereunder.  No employee, former employee, director or former director of the Seller or Seller Subsidiaries or any beneficiary named by any such individual has any right to receive any benefits payable upon the death of such individual pursuant to the BOLI.

(o)           Seller and Seller Subsidiaries have not and will not take any actions including actions related to the Merger and the other transactions contemplated hereby which are not in compliance with the Golden Parachute Payments Regulations and related guidance. All Seller Benefit Plans have been, and will be, managed and administered in compliance with the Golden Parachute Payments Regulations and related guidance.

Section 3.13   Title and Related Matters.

(a)           Seller and the Seller Subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Seller or the Financial Regulatory Reports of Seller Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2011), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Seller and the Financial Regulatory Reports of Seller Bank or incurred in the ordinary course of business after September 30, 2011, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of Seller.

(b)           All Contracts (as defined herein) pursuant to which Seller or any of the Seller Subsidiaries leases, subleases or licenses real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and, except as set forth on Schedule 3.13(b), there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance.  Except as set forth on Schedule 3.13(b), Seller or one of the Seller Subsidiaries has all right, title and interest as a lessee under the terms of each Contract that is a lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and Buyer or a Buyer Subsidiary shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c)           Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Seller and the Seller Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Seller or the Seller Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14   Real Estate.

(a)           Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Seller or any of the Seller Subsidiaries or in which Seller or any of the Seller Subsidiaries has any ownership or leasehold interest.

(b)           Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Seller or any of the Seller Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Seller or any of the Seller Subsidiaries.

(c)           None of Seller or any of the Seller Subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d)           As to each parcel of real property currently owned or used by Seller or any of the Seller Subsidiaries, neither Seller nor the respective Seller Subsidiary has received notice of any pending or, to the Knowledge of Seller or the Seller Subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15   Environmental Matters.

(a)           Each of Seller, the Seller Subsidiaries, all property owned or used by Seller or the Seller Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of Seller or any of the Seller Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance, with all applicable Environmental Laws.

(b)           There is no litigation pending or, to the Knowledge of Seller or any of the Seller Subsidiaries, threatened before any court, governmental agency or board or other forum in which Seller, any of the Seller Subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Seller, the Seller Subsidiaries or any Participation Facility.

(c)           There is no litigation pending or, to the Knowledge of Seller or any of the Seller Subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Seller or any of the Seller Subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d)           To the Knowledge of Seller or any of the Seller Subsidiaries, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)           During the period of (i) ownership or operation by Seller or any of the Seller Subsidiaries of any of its current properties, or (ii) participation by Seller or any of the Seller Subsidiaries in the management of any Participation Facility, and to the Knowledge of Seller and any of the Seller Subsidiaries, during the period of holding by Seller or any of the Seller Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

(f)           Prior to the period of (i) ownership or operation by Seller or any of the Seller Subsidiaries of any of its current properties, (ii) participation by Seller or any of the Seller Subsidiaries in the management of any Participation Facility, or (iii) holding by Seller or any of the Seller Subsidiaries of a security interest in any Loan Property, to the Knowledge of Seller or any of the Seller Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(g)           There are no underground storage tanks on, in or under any properties owned or operated by Seller or any of the Seller Subsidiaries or any Participation Facility and, to

the Knowledge of Seller, no underground storage tanks have been closed or removed from any properties owned or operated by Seller or any of the Seller Subsidiaries or any Participation Facility except in compliance with Environmental Law.

(h)           Except as disclosed on Schedule 3.15(h), neither Seller nor any Seller Subsidiary has conducted or received from other parties any environmental studies during the past six years (other than Phase I or Phase II studies which did not indicate any contamination of the environment by Hazardous Material above reportable levels) with respect to any property owned, lease or operated by Seller or any Seller Subsidiary, any Participation Facility or any Loan Property.

Section 3.16   Commitments and Contracts.

(a)           Except as set forth in Schedule 3.16(a), neither Seller nor any of the Seller Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)           Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Seller or any of the Seller Subsidiaries);

(ii)           Any labor contract or agreement with any labor union;

(iii)           Any contract with covenants that limit the ability of Seller or any of the Seller Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Seller or any of the Seller Subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)           Any contract that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Seller or any of the Seller Subsidiaries (or, following the consummation of the transactions contemplated hereby, Buyer or any of the Buyer Subsidiaries), (2) obligates Seller or any of the Seller Subsidiaries or its Affiliates (or, following the consummation of the transactions contemplated hereby, Buyer or any of the Buyer Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires Seller or any of the Seller Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(v)           Any agreement which by its terms limits the payment of dividends by Seller or any of the Seller Subsidiaries;

(vi)          Any lease, license or other agreements or contracts with annual payments aggregating $25,000 or more;

(vii)           Any instrument evidencing or related to borrowed money (other than as lender, deposits, Federal Home Loan Bank advances or securities sold under agreement to repurchase) or that contains financial covenants or other restrictions on Seller or Seller Bank (other than those relating to the payment of principal and interest when due);

(viii)           Any contract not terminable without cause within 60 days’ notice or less without penalty or that obligates Seller for the payment of $25,000 or more annually;

(ix)           Any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of Seller or any of the Seller Subsidiaries, taken as a whole; and

(x)           Any other contract or agreement which is required to be disclosed in reports filed by Seller or any Seller Subsidiary with the SEC, the Federal Reserve, the Office of the Comptroller of the Currency (“OCC”) or the FDIC.

Collectively, those contracts or agreements listed on Schedule 3.16(a) are referred to herein as the “Contracts”.  True and correct copies of Contracts have been provided to Buyer on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b)           Neither Seller nor any of the Seller Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any Contract and, to the Knowledge of Seller, no other party to any such agreement (excluding any loan or extension of credit made by Seller or any of the Seller Subsidiaries) is in default in any respect thereunder.

(c)           Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d)           Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) listed on Schedule 3.16(a) to which Seller or any of the Seller Subsidiaries is a party.

(e)           To the Knowledge of Seller, there are no voting agreements or voting trusts among shareholders of Seller relating to their ownership of Seller Common Stock.

Section 3.17   Regulatory Matters.  Neither Seller nor any of the Seller Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory

Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act and protests thereunder.

Section 3.18   Registration Obligations.  Seller is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.

Section 3.19   Antitakeover Provisions.  Neither Seller nor Seller Bank is required to take any action to exempt Seller, Seller Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.  Seller’s Board of Directors has taken all requisite action to override any supermajority voting requirement contained in Seller’s Certificate of Incorporation.  The vote required to approve this Agreement is the affirmative vote of a majority of the votes cast by holders of the issued and outstanding shares of Seller Common Stock.

Section 3.20   Insurance.  Seller and the Seller Subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Seller and the Seller Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Seller or any of the Seller Subsidiaries is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Schedule 3.20.

Section 3.21   Labor.

(a)           No work stoppage involving Seller or any of the Seller Subsidiaries is pending as of the date hereof or, to the Knowledge of Seller or any of the Seller Subsidiaries, threatened.  Neither Seller nor any of the Seller Subsidiaries is involved in, or, to the Knowledge of Seller or any of the Seller Subsidiaries, threatened with or affected by, any proceeding asserting that Seller or any of the Seller Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding.  No union represents or, to the Knowledge of Seller or the Seller Subsidiaries, claims to represent any employees of Seller or any of the Seller Subsidiaries, and, to the Knowledge of Seller and the Seller Subsidiaries, no labor union is attempting to organize employees of Seller or any of the Seller Subsidiaries.

(b)           Seller has made available to Buyer a true and complete list of all employees of Seller and the Seller Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Schedule 3.16(a) hereto, no employee of Seller or any of the Seller Subsidiaries has any contractual right to continued employment by Seller or any of the Seller Subsidiaries.

(c)           Seller and the Seller Subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers’ compensation, employee privacy and right to know and social security contributions.

(d)           Except as set forth on Schedule 3.21(d) hereto, during the last three years, there has not been, there is not presently pending or existing and, to the Knowledge of Seller or any of the Seller Subsidiaries,  there is not threatened any proceeding against or affecting Seller or any of the Seller Subsidiaries relating to the alleged violation of any federal or state law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable federal or state governmental body or regulatory agency, organizational activity, or other labor or employment dispute against or affecting Seller or any of the Seller Subsidiaries.

Section 3.22   Compliance with Laws.  Seller and the Seller Subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 3.22, none of Seller or any of the Seller Subsidiaries:

(a)           is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Seller) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)           has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Seller, (iii) except as set forth on Schedule 3.22(b), requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to savings banks or their holding companies);

(c)           is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Seller has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)           has any “covered transactions” between Seller Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23   Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Seller at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under Seller Benefit Plans set forth in Schedule 3.12(a), (d) any loans or deposit agreements entered into in the ordinary course with customers of Seller or Seller Bank and (e) amounts paid for services which have been disclosed in Seller’s filings with the SEC, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $25,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24   Derivative Contracts.  None of Seller or any of the Seller Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Seller which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.  All Derivative Contracts whether entered into for Seller’s own account, or for the account of one or more of the Seller Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither Seller, the Seller Subsidiaries, nor to their Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of Seller and the Seller Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Seller and such Seller Subsidiary in accordance with GAAP consistently applied.

Section 3.25   Deposits.  None of the deposits of Seller Bank are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of Seller’s. Except as set forth on Schedule 3.25, there are no formal or informal agreements with any public funds depositor, including, but not limited to agreements regarding terms of renewal, fees or similar matters.

Section 3.26   Controls and Procedures.

(a)           Seller has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to allow Seller’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Seller required under the Exchange Act.

(b)           Seller has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Seller, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Seller and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)           No personal loan or other extension of credit by Seller or any Seller Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act of 2002).

(d)           Since October 1, 2007, (i) neither Seller nor any of the Seller Subsidiaries nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of the Seller Subsidiaries has received any written complaint, allegation, assertion, or claim that Seller or any Seller Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Seller or any Seller Subsidiary, whether or not employed by Seller or any Seller Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Seller, any of the Seller Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Seller, the Board of Directors of Seller or any member or committee thereof.

Section 3.27    SEC Filings.  Seller has filed all forms, reports and documents required to be filed by Seller with the SEC since October 1, 2007 (collectively, the “Seller SEC Reports”).  The Seller SEC Reports (i) at the time they were filed (or as subsequently amended prior to the date hereof), complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make statements in the Seller SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 3.28   Seller Information.  None of the information relating to Seller and the Seller Subsidiaries to be provided by Seller or the Seller Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by Buyer in connection with the issuance of shares of Buyer Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and thereby (“Proxy Statement/Prospectus”), as of the date such Proxy Statement/Prospectus is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.29   Deposit Insurance.  The deposit accounts of Seller Bank are insured by the FDIC to the fullest extent permitted by the provisions of the Federal Deposit Insurance Act (the “Act”).  Seller has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the Act.

Section 3.30   Intellectual Property.  Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software (excluding any so-called “shrink-wrap” or “click-through” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers), (vi) patents and patent applications, and (vii) loan workout spread sheets and or other software related thereto owned, licensed or otherwise used by Seller and any of the Seller Subsidiaries (collectively the “Intellectual Property Rights”).  Neither Seller nor any of the Seller Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  Except as set forth on Schedule 3.30, the Intellectual Property Rights will not cease to be the rights of Seller, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified Seller or any of the Seller Subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the Knowledge of Seller or any of the Seller Subsidiaries, is infringing upon any Intellectual Property Rights of Seller or any of the Seller Subsidiaries.  To the Knowledge of Seller and the Seller Subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Seller and the Seller Subsidiaries, threatened against

Seller or any of the Seller Subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31   Fairness Opinion.  Prior to the execution of this Agreement, Seller has received an opinion from FinPro, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio relating to the Stock Consideration and the Cash Consideration are fair to the shareholders of Seller from a financial point of view (the “Fairness Opinion”).  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32   No Trust Powers.  Neither Seller nor any of the Seller Subsidiaries exercise trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA or similar qualified plan accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.33   Indemnification.  Except as set forth in Schedule 3.33 or the Certificate of Incorporation and Bylaws of Seller, Seller is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Seller (a “Covered Person”), and, except as set forth in Schedule 3.33, to Seller’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of Seller, or under the governing documents of any of the Seller Subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34   Investment Securities.

(a)   Except as set forth on Schedule 3.34, no investment security or mortgage backed security held by Seller or any of the Seller Subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

(b)   Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Seller or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

Section 3.35   Reorganization Treatment.  Neither Seller nor any of the Seller Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.36   Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Schedules of Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Buyer and Buyer Bank hereby represent and warrant to Seller and Seller Bank as follows as of the date hereof and as of the Effective Time of the Merger (except as otherwise provided in Section 9.1 as of the Effective Time):

Section 4.1   Organization and Related Matters of Buyer.

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Buyer is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Buyer, or the character or location of the properties and assets owned or leased by Buyer makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Buyer.  Buyer is duly registered as a savings and loan holding company under the Home Owner’s Loan Act, as amended.  True and correct copies of the Articles of Incorporation of Buyer and the Bylaws of Buyer, each as amended to the date hereof, have been made available to Seller and such Articles of Incorporation and Bylaws are in full force and effect.

(b)           Buyer Bank is a state-chartered savings bank, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  Buyer Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Incorporation and the Bylaws of Buyer Bank, each as amended to the date hereof, have been delivered to Seller.

(c)           Each direct and indirect subsidiary of Buyer (other than Buyer Bank) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary (including Buyer Bank) has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Buyer.

(d)           Buyer has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses legally required for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Buyer.

Section 4.2   Capitalization.

(a)           The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Common Stock, of which, as of the date hereof, 2,838,493 are issued and outstanding and 2,451,507 shares are held in the treasury of Buyer and 2,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.  All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Buyer, or any securities or rights convertible into or exchangeable for shares of capital stock of Buyer, except for options to purchase 89,392 shares of Buyer Common Stock.

(b)           Buyer owns, directly, or indirectly, all of the capital stock of Buyer Bank and the other Buyer subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  All the equity securities of each subsidiary held by Buyer or its subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Buyer Bank or any other subsidiary.  Except for the Buyer subsidiaries, Buyer does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Buyer Bank’s investment portfolio.

(c)           The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

Section 4.3   Financial Statements; Filings.

(a)           Each of the consolidated financial statements of Buyer as of and for the years ended December 31, 2011 and December 31, 2010 as included in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited consolidated financial statements for the nine months ended September 30, 2012 as included in Buyer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Buyer”), and each of the Call Reports or, as applicable, TFRs of Buyer Bank as of and for each of the years ended December 31, 2011 and December 31, 2010 and for the period ended September 30, 2012 (such Call Reports and TFRs, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Buyer Bank”), (including the related notes, where applicable) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been consistently applied by Buyer during the periods involved, except as otherwise noted therein, and the books and records of Buyer and Buyer Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Buyer and each of the Financial Regulatory Reports of Buyer Bank (including the related notes, where applicable) fairly presents the financial position of Buyer or Buyer Bank, as applicable, as of the respective dates thereof and fairly presents the results of operations of Buyer or Buyer Bank, as applicable, for the respective periods therein set forth.

(b)           Since December 31, 2011, neither Buyer nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer except obligations and liabilities which are accrued or reserved against in the Financial Statements of Buyer or the Financial Regulatory Reports of Buyer Bank, or reflected in the notes thereto.  Since December 31, 2011, neither Buyer nor any of its subsidiaries has incurred or paid any obligation or liability which would be material to Buyer, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 4.4   Authority; No Violation.

(a)           Buyer and Buyer Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Buyer and Buyer Bank, and no other corporate or other proceedings on the part of Buyer and Buyer Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Buyer and Buyer Bank enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)           Neither the execution, delivery or performance of this Agreement by Buyer or Buyer Bank nor the consummation by Buyer or Buyer Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by Buyer or Buyer Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Buyer or the Articles of Incorporation or Bylaws of Buyer Bank or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein (including, without limitation the declaration of effectiveness of the Form S-4, compliance with all blue sky laws and Nasdaq notification requirements) are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Buyer Bank or any of their subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or Buyer Bank or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Buyer, Buyer Bank or any of their subsidiaries is a party, or by which it or any of its subsidiaries or any of their properties or assets may be bound or affected, or (iv) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Buyer Bank or any of their subsidiaries or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4; and (Y) with respect to clause (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Buyer.

Section 4.5   Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities and (ii) as disclosed in Schedule 4.5, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Buyer and Buyer Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6   Absence of Certain Changes or Events.  Since December 31, 2011, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on Buyer, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on Buyer and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

Section 4.7   Buyer Information.  None of the information relating to Buyer and its subsidiaries to be provided by Buyer or its subsidiaries for use in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus as of the date such Proxy Statement/Prospectus is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.8   Regulatory Matters.  Neither Buyer nor any of its subsidiaries has agreed to take any action, has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement, including matters relating to the Community Reinvestment Act and protests thereunder.

Section 4.9   Deposit Insurance.  The deposit accounts of Buyer Bank are insured by the FDIC to the fullest extent permitted by the Act.  Buyer Bank has paid all regular premiums, required prepayments and special assessments and filed all reports required under the Act.

Section 4.10   Legal Proceedings; Etc.

(a)           Neither Buyer nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of Buyer or any of its subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Buyer or any of its subsidiaries challenging the validity of the transactions contemplated by this Agreement and there is no governmental investigation pending or, to the Knowledge of Buyer or any of its subsidiaries, threatened against Buyer or any of its subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Buyer or any of its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Buyer; there is no default by Buyer or any of its subsidiaries under any material contract or agreement to which any of them is a party; and, neither Buyer nor any of its subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Buyer or any of its subsidiaries, and neither Buyer nor any of its subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)           There are no actions, suits, claims, proceedings or investigations of any kind pending or, to Buyer’s Knowledge, threatened against any of the directors or officers of Buyer or any of its subsidiaries in their capacities as such, and no director or officer of Buyer or any of its subsidiaries currently is receiving indemnification payments or seeking to be indemnified by Buyer or any of its subsidiaries pursuant to applicable law or their governing documents.

Section 4.11   Controls and Procedures.

(a)           Buyer has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act to allow Buyer’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Buyer required under the Exchange Act.

(b)           Buyer has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Buyer, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Buyer and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)           No personal loan or other extension of credit by Buyer to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(d)           Since January 1, 2008, (i) neither Buyer nor any of Buyer’s subsidiaries nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of Buyer subsidiaries, has received any written complaint, allegation, assertion, or claim that Buyer or any Buyer subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Buyer or any Buyer subsidiary, whether or not employed by Buyer or any Buyer subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Buyer, any of Buyer’s subsidiaries or any of their respective officers, directors, employees or agents to any officer of Buyer, the Board of Directors of Buyer or any member or committee thereof.

Section 4.12   SEC Filings.  Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC since January 1, 2008 (collectively, the “Buyer SEC Reports”).  The Buyer SEC Reports (i) at the time they were filed (or as subsequently amended prior to the date hereof), complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make statements in the Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 4.13   Reorganization Treatment.  Neither Buyer nor any of its subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.14   Access to Funds.  Buyer has, and on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration.

Section 4.15   Compliance with Laws.  Buyer and its subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 4.15, none of Buyer or any of its subsidiaries:

(a)           is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Buyer) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)           has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Buyer, (iii) except as set forth on Schedule 4.15, requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to savings banks or their holding companies);

(c)           is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer pursuant to 12 C.F.R. Part 364, Appendix B.  Furthermore, the Board of Directors of Buyer has adopted and Buyer has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)           has any “covered transactions” between Buyer Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 4.16   Broker’s Fees.  Except for The Kafafian Group, Inc., whose engagement letter is set forth in Schedule 4.16, neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.17   Derivative Contracts.  None of Buyer or any of the Buyer Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Buyer which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 4.17.  All Derivative Contracts whether entered into for Buyer’s own account, or for the account of one or more of the Buyer Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of Buyer or one of the Buyer Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither Buyer, the Buyer Subsidiaries, nor to their Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of Buyer and the Buyer Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Buyer and such Buyer Subsidiary in accordance with GAAP consistently applied.

Section 4.18   Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Buyer or Buyer Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.19   Certain Loans and Related Matters.  Except as set forth in Schedule 4.19, as of the date of this Agreement, neither Buyer nor any of the Buyer Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest or in default of any other provision that would entitle Buyer or Buyer Bank to accelerate the maturity of all obligations evidenced thereby; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Buyer or any of the Buyer Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Buyer, any subsidiary or any five percent (5%) shareholder of Buyer, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) agreement of any sort related to any asset that is classified as “Other Real Estate Owned,” or words of similar import (v) loan agreement, note or borrowing arrangement related to any troubled debt restructuring; or (vi) loan agreement, note or borrowing arrangement in material violation of any law, regulation or rule applicable to Buyer or any of the Buyer Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 4.20   Taxes and Tax Returns.

(a)           Buyer has duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Buyer or any of the Buyer Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Buyer has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Buyer or any of the Buyer Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Buyer or any of the Buyer Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Buyer and the Financial Regulatory Reports of Buyer Bank are sufficient, in the aggregate, to comply with GAAP as consistently applied during the periods involved, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended.

(b)           No federal, state or local administrative proceedings or court proceedings, and to the Knowledge of Buyer, no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Buyer or any of the Buyer Subsidiaries nor has Buyer or any of the Buyer Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated.  Neither Buyer nor any of the Buyer Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Buyer have been adequately provided for in the Financial Statements of Buyer.

(c) (i)  Proper and accurate amounts have been withheld by Buyer and the Buyer Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and due diligence steps have been taken consistent with IRS regulations in connection with back-up withholding; (ii) federal, state and local returns have been filed by Buyer and the Buyer Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor under GAAP have been included by Buyer in the Financial Statements of Buyer.

Section 4.21   Environmental Matters.

(a)           Each of Buyer, the Buyer Subsidiaries, all property owned or used by Buyer or the Buyer Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of Buyer or any of the Buyer Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance, with all applicable Environmental Laws except for such circumstances that would not result, individually or in the aggregate, in a Material Adverse Effect on Buyer.

(b)           There is no litigation pending or, to the Knowledge of Buyer or any of the Buyer Subsidiaries, threatened before any court, governmental agency or board or other forum in which Buyer, any of the Buyer Subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Buyer, the Buyer Subsidiaries or any Participation Facility, except for such actions that would not result, individually or in the aggregate, in a Material Adverse Effect on Buyer.

(c)           There is no litigation pending or, to the Knowledge of Buyer or any of the Buyer Subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Buyer or any of the Buyer Subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property, except for such actions that would not result, individually or in the aggregate, in a Material Adverse Effect on Buyer.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1   Conduct of the Business Pending the Merger.

(a)           During the period from the date of this Agreement to the Effective Time of the Merger, each Party shall, and shall cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles and use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other business relationships and retain the services of its officers and key employees.  No Party shall and shall not permit any of its subsidiaries to, except as required by law or regulation, take any action which would adversely affect or delay the ability of Seller or Buyer to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or which would cause a breach of any representation or warranty if made immediately after such action.

(b)           During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither Seller nor any of the Seller Subsidiaries shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed under subparts (iv), (vii), (ix) and (xv):

(i)           change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity;

(ii)           except for the issuance of shares of Seller Common Stock upon the exercise of Seller Options prior to the Effective Time of the Merger, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital;

(iii)           incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business not to exceed a maturity of one year), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)           make any capital expenditures individually in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

(v)           sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)           pay any bonuses to any employee, officer, director or other Person, except bonuses to non-senior officers or employees in amounts detailed on Schedule 5.1(b)(vi) hereto; enter into any new, or amend in any respect any existing, employment, consulting, retirement, severance, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers; hire any new employees other than to replace departing employees and at a salary not in excess of the salary paid by the Buyer for similarly-situated employees

(vii)           enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(viii)           acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Seller shall consult with Buyer with respect to any such foreclosures;

(ix)           originate, purchase, extend or grant any loan other than loans that are fully secured by owner-occupied residential property and not in excess of $400,000 for Seller Bank’s portfolio or up to $417,000 if loan has been originated under a commitment to be sold in the secondary market and fully conforms to all applicable requirements of Fannie Mae or loans that are unsecured not in excess of $7,500, except loans as to which it has a binding obligation to make such loans as of the date hereof, all of which are listed on Schedule 5.1(b)(ix);

(x)           file any applications or make any contract with respect to branching by Seller Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xi)          form any new subsidiary;

(xii)         increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xiii)        take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xiv)         purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury or an agency of the United States Government with a maximum remaining maturity of three years or less;

(xv)          commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xvi)          waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii)         enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii)        enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix)          except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx)           make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Seller’s independent public accountants;

(xxi)           except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Seller Benefit Plan;

(xxii)          purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiii)         foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv)          make any written communications to the employees of Seller, Seller Bank or any Seller Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Buyer with a copy or description of the intended communication, which Buyer shall promptly review and comment on, and Buyer and Seller shall cooperate in providing any such mutually agreeable communication; or

(xxv)           terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement.

Section 5.2   Current Information.

(a)           Seller.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Seller will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of Seller.  Seller will promptly notify Buyer of any material change in the normal course of business or the operations or the properties of Seller, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Seller, the institution or the threat of material litigation, claims, threats or causes of action involving Seller, and will keep Buyer fully informed of such events.  Seller will provide Buyer with copies of all loan and deposit rate sheets and notify Buyer of any deviations therefrom.  Seller will furnish to Buyer, promptly after the preparation and/or receipt by Seller thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Buyer, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Seller and the Financial Regulatory Reports of Seller Bank, as applicable.

(b)           Buyer.  Buyer will promptly notify Seller of any material change in the normal course of business or the operations or properties of Buyer, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Buyer, the institution or threat of material litigation, claims, threats or causes of action involving Buyer and will keep Seller fully informed of such events.

Section 5.3   Access to Properties; Personnel and Records; Systems Integration.

(a)           During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Seller and the Seller Subsidiaries shall permit Buyer or its agents reasonable access, during normal business hours, to their properties, and shall disclose and make available (together with the right to copy) to Buyer and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Seller and the Seller Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Buyer may have a reasonable interest, and Seller and Seller Subsidiaries shall use their reasonable best efforts to provide to Buyer and its representatives access to the work papers of its auditors.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Seller shall provide to Buyer with as much notice as possible of all special and regular meetings of the Seller Board of Directors and committees thereof and Seller will invite a Buyer representative to attend all such meetings and provide Buyer with a copy of the board packages in advance of such meetings and a copy of the minutes of such meetings (but redacted to delete any content for which recusal applied) promptly thereafter; provided, however, that any such Buyer representative shall, at the request of the Seller Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to Seller advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter.  Seller shall provide information not less than bi-weekly regarding the business activities and operations of Seller and all Parties will establish procedures for coordinating and monitoring of transition activities.  Seller shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Seller prior to the date hereof; provided that Seller shall cooperate with Buyer in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b)           All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3(b) would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c)           From and after the date hereof, Seller shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause Seller’s and Seller Bank’s data processing service providers to, cooperate and assist Buyer in connection with an electronic and systematic conversion of all applicable data regarding Seller and Seller Bank to Buyer Bank’s system of electronic data processing.  In furtherance of, and not in limitation of, the foregoing, Seller shall make reasonable arrangements during normal business hours to permit personnel and representatives of Buyer Bank to train Seller’s and Seller Bank’s employees (at Buyer’s expense) in Buyer Bank’s system of electronic data processing as may be deemed necessary by Buyer.

Seller and Seller Bank shall permit Buyer to train the Seller and Seller Bank employees during the one-month period before the anticipated Effective Time of the Merger with regard to Buyer’s operations, policies and procedures at Buyer’s sole cost and expense.  This training may take place at either Seller Bank’s branch offices or at Buyer’s offices at such times to be determined in cooperation with Seller and shall be conducted in a manner so as to not interfere with the business operations of Seller or Seller Bank.

Section 5.4   Registration Statement/Approval of Shareholders.

(a)           Buyer agrees to prepare and file, as soon as practicable, but not later than 75 days after the date hereof, the Form S-4 with the SEC in connection with the issuance of Buyer Common Stock in the Merger including the Proxy Statement/Prospectus and other proxy solicitation materials of Seller constituting a part thereof and all related documents. Seller shall prepare and furnish to Buyer such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Seller, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing. Seller agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Proxy Statement/Prospectus. Each of Seller and Buyer agrees to use its commercially reasonable efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Form S-4 effective under the Securities Act, Seller shall promptly mail at its expense the Proxy Statement/Prospectus to its shareholders.

(b)           Each of Seller and Buyer agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Seller and Buyer agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Seller and Buyer further agree that if such party shall become aware prior to the Effective Time of the Merger of any information furnished by such party that would cause any of the statements in the Form S-4 or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of Seller.

(c)           Buyer agrees to advise Seller, promptly after Buyer receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(d)           Seller will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Seller Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 60 days after the Form S-4 has been declared effective).  The Board of Directors of Seller will unanimously recommend in the Proxy Statement/Prospectus and all other communications to its shareholders the approval of this Agreement and the transactions contemplated hereby and Seller will use commercially reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if (x) Seller has complied in all material respects with its obligations under Section 5.5, (y) Seller (1) has received a bona fide written proposal for an Acquisition Transaction not solicited in violation of Section 5.5 hereof from a third party that Seller’s Board of Directors concludes in good faith after consultation with legal counsel constitutes a Superior Proposal (as defined herein) after giving effect to all of the adjustments that may be offered by Buyer pursuant to clause (3) below, (2) has notified Buyer, at least five business days in advance, of its intention to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Seller’s Board of Directors that Seller’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the Seller Shareholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), specifying the material terms and conditions of any such Superior Proposal and furnishing to Buyer a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following Seller’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with Buyer in good faith (to the extent that Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal for an Acquisition Transaction ceases to constitute a Superior Proposal and (z) Seller’s Board of Directors, after consultation with and based on the written advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the Seller Shareholders’ Meeting it may submit the Agreement without recommendation, or following submission of the Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.  Nothing in this Section or Section 5.5 shall impose an obligation on Seller to submit the Proxy Statement/Prospectus to its stockholders or hold the Seller Shareholders’ Meeting if Seller terminates this Agreement pursuant to Section 10.1(h).

Section 5.5   No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby, Seller shall not, and shall not permit or authorize any Affiliate (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by Seller to directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction (as defined below) by any other party, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction, or (iii) furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  Seller shall promptly notify Buyer orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction.  Seller shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, Seller receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the Seller Board concludes in good faith (after consultation with its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction (ii) such Acquisition Transaction constitutes a Superior Proposal (as defined below) and (iii) at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, Seller gives Buyer written notice of the identity of such Person and of Seller’s intention to furnish nonpublic information to, or enter into discussions with, such Person, Seller may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Seller shall have entered into a confidentiality agreement with such third party on terms no more favorable to that Person than the confidentiality agreement with Buyer, and provided further that Seller also shall provide to Buyer a copy of any such confidential information and any data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Buyer.  Seller shall promptly (within 24 hours) advise Buyer orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the Person making any such Acquisition Transaction. Seller shall (i) keep Buyer fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Seller or any Seller Subsidiary from any Person that describes any of the terms or conditions of any Acquisition Transaction (including any draft acquisition agreement) and (iii) keep Buyer fully informed of the status and details of any determination by Seller’s Board of Directors with respect to any such Acquisition Transaction immediately upon any such determination.

The term “Acquisition Transaction” shall, with respect to Seller, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with Seller, (b) a purchase, lease or other acquisition of all or substantially all the assets of Seller, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of Seller, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Seller.  The term “Superior Proposal” means an Acquisition Transaction which the Board of Directors of Seller reasonably determines (after consultation with its financial advisor or another financial advisor of nationally recognized reputation and legal counsel) to be (i) more favorable to the shareholders of Seller from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.6   Maintenance of Properties; Certain Remediation and Capital Improvements.  Seller and the Seller Subsidiaries will use commercially reasonable efforts to maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.7    Environmental Audits.  Upon the written request of Buyer, which request shall occur within forty (40) days of the date hereof, Seller will, at Buyer’s expense, with respect to each parcel of real property that Seller or any Seller Subsidiary owns, procure and deliver to Buyer, an environmental audit, which audit shall be conducted by a firm reasonably acceptable to Buyer.

Section 5.8   Title Insurance.  Upon the written request of Buyer, which request shall occur within forty (40) days of the date hereof, Seller will, at Buyer’s expense, with respect to each parcel of real property that Seller or any Seller Subsidiary owns, procure and deliver to Buyer, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance insurable at regular rates by a title insurance company licensed to do business in the State of New Jersey and the Commonwealth of Pennsylvania and by such insurance company reasonably acceptable to Buyer, which policy shall be free of all title defects that may materially interfere with the use of the property as a banking office.

Section 5.9   Surveys.  Upon the written request of Buyer, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.8, Seller, at Buyer’s expense, will procure and deliver to Buyer at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to, and shall be prepared by a licensed surveyor reasonably acceptable to, Buyer, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).  The Survey shall not disclose any survey defect or encroachment from or onto such real property that will materially limit or impede the continued operation of the facility for its intended use.

Section 5.10   Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Schedule 3.14(b), Seller will use its commercially reasonable efforts to obtain all Consents necessary to transfer and assign all right, title and interest of Seller or any Seller Subsidiary to Buyer Bank and to permit the use and operation of the leased premises by Buyer Bank as of the Closing.

Section 5.11   Compliance Matters.  Prior to the Effective Time of the Merger, Seller shall take, or cause to be taken, all steps reasonably requested by Buyer to address any deficiencies in regulatory compliance by Seller or the Seller Subsidiaries; provided, however, neither Buyer nor Buyer Bank shall be responsible for discovering, nor shall Buyer have any liability resulting from, such deficiencies or attempts to address them.

Section 5.12   Conforming Accounting and Reserve Policies.  Upon written confirmation from Buyer that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of Buyer, Seller and Seller Bank, as applicable, shall immediately prior to Closing establish and take such reserves and accruals as Buyer reasonably shall request to conform Seller’s and Seller Bank’s loan, accrual, reserve and other accounting policies to the policies of Buyer Bank, to the extent permitted by GAAP, applicable law and the regulations and guidance of applicable Regulatory Authorities.

Section 5.13   Support Agreements.  Seller shall deliver to Buyer as of the date of the Agreement, a Support Agreement in form and substance as set forth at Exhibit A, executed by each director and executive officer of Seller and Seller Bank.

Section 5.14   Disclosure Controls.

(a)           Between the date of this Agreement and the Effective Time of the Merger, (i) Seller shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Seller and the Seller Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of Seller to permit Seller to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to Seller’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect Seller’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls; and (iii) Seller shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)           Between the date of this Agreement and the Effective Time of the Merger, Seller shall, upon reasonable notice during normal business hours, permit Buyer (a) to meet with the officers of Seller and any Seller Subsidiary responsible for the financial statements of Seller and each Seller Subsidiary and the internal control over financial reporting of Seller and each Seller Subsidiary to discuss such matters as Buyer may deem reasonably necessary or appropriate concerning Buyer’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of Seller and any Seller Subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to Seller and each Seller Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Buyer for purposes of assisting Buyer in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  Seller shall, and shall cause its and each Seller Subsidiary’s respective employees and accountants to, fully cooperate with Buyer in the preparation, documentation, review, testing and all other actions Buyer deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.15   Bank Merger Agreement. Prior to the Effective Time of the Merger, Buyer Bank and Seller Bank shall have executed and delivered the Bank Plan of Merger substantially in the form annexed hereto as Exhibit B.

Section 5.16   Classified and Nonperforming Assets.  Within ten (10) business days of the end of each calendar month, Seller shall provide Buyer with an updated list of loans described in Section 3.5.

Section 5.17   Stockholder Litigation.  Seller shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Seller and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.18   Antitakeover Provisions. Seller and the Seller Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Buyer, the Agreement, the Bank Plan of Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature in Seller’s or the Seller Subsidiaries’ Certificate of Incorporation, Charter and Bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

Section 5.19   Section 16 Matters.  Prior to the Effective Time of the Merger, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Seller Common Stock or conversion of any derivative securities in respect of shares of Seller Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1   Best Efforts; Cooperation.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2   Regulatory Matters.

(a)           As promptly as practicable following the execution and delivery of this Agreement, Buyer and Seller shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger and the Bank Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Seller.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)           Each Party hereto will furnish the other Party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3   Employment and Employee Benefits Matters.

(a)           The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Buyer or any of its Affiliates and any officer or employee of Seller or an obligation on the part of Buyer or any of its Affiliates to employ any such officers or employees.

(b)           Buyer will honor the employment agreement entered into between Seller and the Seller Subsidiaries and Janice Summers as set forth at Seller’s Schedule 6.3(b), subject to Janice Summers entering into a transition period retention agreement in the form attached as Buyer’s Schedule 6.3(b) (“Transition Period Retention Agreement”) which provides, in pertinent part, that she will not be entitled to any severance if she voluntarily terminates employment with or without good reason within six months following the Effective Time of the Merger. Buyer acknowledges that Janice Summers will experience a change in circumstances that would permit her to terminate her employment, after giving not less than 60 days notice, for “good reason”, as such term is defined in such employment agreement, following the Effective Time of the Merger.

(c)           If requested by Buyer, Seller shall terminate Seller’s 401(k) plan or merge it into Buyer’s 401(k) plan as of or immediately prior to the Effective Time of the Merger.

(d)           After the Merger, Buyer shall continue, except to the extent not consistent with law, Seller’s health and welfare benefit plans, programs, insurance and other policies unless and until such time as Buyer elects to take alternative action.  It is the Buyer’s intention to transition the Seller’s plans and programs by the later of 6 months after the Effective Time or the beginning of the next program plan year.  Seller will assist Buyer before the Effective Time of the Merger in reviewing such benefit plans and programs and will take such actions that may be requested by Buyer with respect to such plans to take effect not sooner than the Effective Time of the Merger, unless otherwise consented to by Seller.  In the event Buyer elects to terminate any of Seller’s health and welfare benefit plans, programs, insurance and other policies, Seller and Seller Bank employees that continue as employees of Buyer or Buyer Bank after the Effective Time of the Merger (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Buyer or Buyer Bank.  Buyer or Buyer Bank, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Seller plan that is terminating to waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Seller medical, health, dental or disability plans and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Seller Benefit Plan prior to the enrollment date.  Notwithstanding any of the foregoing, prior service with Seller or Seller Bank shall not be recognized by Buyer or Buyer Bank for purposes of eligibility, vesting or benefit accrual under Buyer’s defined benefit pension plan or Buyer’s Employee Stock Ownership Plan.  Prior service credit will be recognized for purposes of eligibility to participate and vesting under Buyer Bank’s 401(k) plan and for eligibility to participate and benefit entitlement under Buyer Bank’s vacation policies.

(e)           Until the Effective Time of the Merger, Seller shall be liable for all obligations for continued health coverage pursuant to COBRA with respect to each Seller or Seller Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time of the Merger.  Buyer shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Seller or Seller Subsidiary qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time of the Merger, and (ii) for continued health coverage under COBRA from and after the Effective Time of the Merger for each Seller or Seller Subsidiary qualified beneficiary who incurs a qualifying event before the Effective Time of the Merger.

(f)           Employees of Seller (other than those who are parties to an employment, change of control or other type of agreement with Seller which provides for severance) and of Seller Bank as of the date of this Agreement who remain employed by Seller or Seller Bank as of the Effective Time of the Merger and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within six months after the Effective Time of the Merger shall receive severance pay equal to two weeks of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Seller or any of the Seller Subsidiaries or any Person acquired by Seller or any of the Seller Subsidiaries and ending with such employee’s termination date with Buyer or Buyer Bank, with a maximum payment equal to 26 weeks of base pay.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at Seller prior to the Effective Time of the Merger.  If termination of any such employee’s employment occurs after six months after the Effective Time of the

Merger, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Buyer or Buyer Bank, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time of the Merger with Seller or any of the Seller Subsidiaries.

(g)           Buyer and Seller will cooperate in establishing a retention bonus plan, the terms of which are set forth on Buyer Schedule 6.3(g) hereto, for certain employees of Seller and Seller Bank who remain employed at Buyer or Buyer Bank after the Effective Time of the Merger.  Prior to the Effective Time of the Merger, Seller and Buyer shall mutually agree as to the proposed recipients of any retention bonuses, the amounts of any bonuses to be received by such recipients and the timing of such payments.

(h)           Subject to the occurrence of the Effective Time of the Merger, the Seller Bank Employee Stock Ownership Plan (the “ESOP”) shall be terminated and all shares which have been allocated to participant accounts and held by the ESOP shall be converted into the right to receive the Merger Consideration.  All shares held by the ESOP which are unallocated as of the Effective Time of the Merger shall be converted into the right to receive the Cash Consideration.  Any outstanding ESOP indebtedness shall be repaid from the Cash Consideration received in exchange for the unallocated ESOP assets to the extent possible, and the balance remaining in the ESOP suspense account after repayment of the ESOP indebtedness, if any, shall be allocated as earnings of the ESOP to participants in accordance with the terms of the ESOP.  Upon the termination of the ESOP, all ESOP participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined in accordance with the terms of the ESOP.  From and after the date of this Agreement, in anticipation of such termination and distribution, Seller and its representatives before the Effective Time of the Merger, and Buyer and its representatives after the Effective Time of the Merger, shall use their best efforts to apply for and to obtain a favorable determination letter from the IRS on the tax-qualified status of the ESOP under Code Section 401(a) (the “Final Determination Letter”). As soon as practicable after the receipt of the favorable Final Determination Letter, distributions of the benefits under the ESOP shall be made to the ESOP participants.  If Seller and its representatives, before the Effective Time of the Merger, and Buyer and its representatives after the Effective Time of the Merger, reasonably determine that the ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be applied, allocated or distributed as described above without causing the ESOP to lose its tax-qualified status, Seller before the Effective Time of the Merger, and Buyer after the Effective Time of the Merger, shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP participants, provided that the assets of the ESOP shall be held or paid only for the benefit of the ESOP participants, as determined as of the Effective Time of the Merger, and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to Seller or to Buyer or any Affiliate thereof.

(i)           No payment of benefits shall be made by the Seller or the Buyer in accordance with the Seller Bank’s Directors Consultation and Retirement Plan except in compliance with the Golden Parachute Payments Regulations. No benefits obligations under such plan shall include any acceleration of benefits vesting or increase in the financial reporting expense accruals as a result of the Merger.  Within 30 days of the date hereof, Seller shall make a filing with the FDIC and/or the OCC relating to such plan being exempt from the Golden Parachute Regulations by virtue of being a bona fide deferred compensation plan or arrangement and requesting non-objection to payment of the vested accrued liability thereunder computed in accordance with GAAP immediately prior to the Effective Time of the Merger.  Notwithstanding the foregoing, in no event shall benefits payable in accordance with such plan exceed the individual or aggregate benefits set forth at Schedule 6.3(i).

(j)           The Directors’ Change in Control Severance Plan shall be terminated by Seller and the Seller Subsidiaries no later than five business days prior to the Closing and no payments shall be due or payable thereunder with respect to the Merger.

(k)           Seller shall use its best efforts to deliver executed Option Cancellation and Release Agreements from all holders of Seller Options at or prior to the Closing.

Section 6.4   Indemnification.

(a)           For a period of six (6) years after the Effective Time of the Merger, Buyer shall indemnify, defend and hold harmless each person entitled to indemnification from Seller and/or Seller Bank (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which Seller and/or Seller Bank would have been permitted under any applicable law and its Certificate of Incorporation, Charter and Bylaws (and Buyer shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b)           After the Effective Time of the Merger, directors, officers and employees of Seller and Seller Bank, except for the indemnification rights provided for in Section 6.4(a) above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Buyer and the Buyer Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Buyer or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Buyer or its subsidiaries may then make available to officers, directors and employees of Buyer and its subsidiaries.

(c)           Buyer shall use its best efforts (and Seller shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of three (3) years after the Effective Time of the Merger, Seller’s existing directors’ and officers’ liability insurance policy (provided that Buyer may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance) provided, that Buyer shall not be obligated to make premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller’s directors and officers, 150% of the annual premium payments on Seller’s current policy, as in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

Section 6.5   Transaction Expenses of Seller.

(a)           Schedule 6.5(a) contains Seller’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Seller in connection with this Agreement and the transactions contemplated thereunder, including any payments to be made in accordance with any employment agreements or bonus arrangements between any officer and Seller to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, the fees and expenses of counsel, accountants, investment bankers and other professionals relating to this Agreement and the transactions contemplated herein.  Seller shall use its best efforts to maintain expenses within the budget.

(b)           Promptly after the execution of this Agreement, Seller shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days relating to this Agreement and the transactions contemplated herein.  Seller shall review these invoices and track such expenses against the budget referenced above, and Seller shall advise Buyer of such matters.

(c)           Seller shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month.  Seller shall advise Buyer monthly of such invoices for professional services, disbursements and reimbursable expenses which Seller has incurred in connection with this Agreement, and Seller shall track such expenses against the budget referenced above.

(d)           Not later than two business days prior to the Closing Date, Seller shall provide Buyer with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  Seller shall detail any variance of such transaction expenses to the budget set forth in Seller Schedule 6.5(a).

Section 6.6   Press Releases.  Buyer and Seller agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7   Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by Seller or Seller Bank to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Seller or Seller Bank, except to the extent that such intended payments (i) have been set forth in the Seller Schedules furnished to Buyer at the date of this Agreement, (ii) are made with prior written notice to Buyer of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and Seller or Seller Bank reasonably satisfactory to Buyer in form and substance relating to such payment, (iv) are subject to a written non-objection under, or exemption from, the Golden Parachute Payments Regulations that has been obtained and is reasonably satisfactory, and furnished, to the Buyer, and (v) do not exceed the deductibility limitations under Section 162(m) of the Code, and/or are not excess parachute payments under Section 280G of the Code. Prior to Seller or Seller Bank making any such payments to any officer or director (or former officer or former director), Seller, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code, that such payment shall not exceed the deductibility limitations under Section 162(m) of the Code and Seller and Seller Bank shall furnish Buyer with a detailed schedule and documentation related to such determination at least two business days prior to making any such payments.

Section 6.8   Notification of Certain Matters.  Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Seller and Buyer shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9   Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10   Board of Directors.  As soon as practicable after the Effective Time of the Merger, the Board of Directors of Buyer Bank will be increased by one member with the new directorship to be filled by John Ferry or, if he is not able or willing to serve, such other individual selected by the Board of Directors of Buyer.

Section 6.11   Tax Representation Letters/Tax Treatment.  Officers of Seller and Buyer shall execute and deliver to Spidi & Fisch, PC, special counsel to Buyer, and to Silver, Freedman & Taff, LLP, special counsel to Seller, tax representation letters in the form agreed to by such law firms at such time or times as may be reasonably requested by such law firms including in connection with the filing of the Form S-4 and counsels’ delivery of the tax opinions required by Section 7.6 hereto.  None of the parties hereto will take any action that could prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Buyer, on the one hand, and Seller, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1   Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of Seller.

Section 7.2   Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and shall remain in full force and effect and all notice and waiting periods required by law or the terms of any Consent to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3   Litigation.  There shall be no pending causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4   Registration Statement.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn and Buyer shall have received all required approvals of state securities or “blue sky” authorities.

Section 7.5   Listing.  The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.6   Tax Opinions. Buyer and Seller shall have received opinions of Spidi & Fisch, PC and Silver, Freedman & Taff, LLP, respectively, dated as of the date of filing of the Form S-4 and as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Seller and Buyer, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time of the Merger, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Buyer and Seller will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions may rely on and require, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Buyer and Seller reasonably satisfactory in form and substance as request by such counsel.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1   Representations and Warranties.  The representations and warranties of Seller and Seller Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in Sections 3.2(a) and 3.9(b) which shall be true in all respects, and (ii) the representations and warranties contained in Section 3.6(a) which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Seller and the Seller Subsidiaries taken as a whole.

Section 8.2   Performance of Obligations.  Seller and Seller Bank shall have performed all covenants, obligations and agreements required to be performed by it in all material respects under this Agreement at or prior to the Effective Time of the Merger.

Section 8.3   Certificate Representing Satisfaction of Conditions.  Seller shall have delivered to Buyer a certificate of the Chief Executive Officer and Chief Financial Officer of Seller and Seller Bank dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Seller under Article 3 of this Agreement.

Section 8.4   Absence of Adverse Facts.  No fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) with respect to Seller and or Seller Subsidiaries that would have a Material Adverse Effect on Seller or any of the Seller Subsidiaries or the consummation of the transactions contemplated by this Agreement.

Section 8.5   Consents Under Agreements.  Seller shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement or in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Seller under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the good faith opinion of Buyer, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.6   Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Buyer, any non-standard condition that imposes a material adverse requirement upon Buyer or any Buyer subsidiary, including, without limitation, any requirement that Buyer sell or dispose of any significant amount of the assets of Seller or any Seller Subsidiary.

Section 8.7   Certification of Claims.  Seller shall have delivered a certificate to Buyer that other than as set forth in such certificate, Seller is not aware of any pending or threatened claim under the directors’ and officers’ insurance policy or the fidelity bond coverage of Seller.

Section 8.8   Nonperforming Assets.  Seller shall not have total non-performing assets (defined as non-accrual loans, accruing troubled debt restructurings (“TDRs”), loans past due 90 days or more and still accruing, and other real estate owned) exceeding $3.75 million as of the Measurement Date or have net charge-offs during the period from the date of this Agreement to the Effective Time of the Merger exceeding an aggregate of $1,000,000; provided that those TDRs set forth on Schedule 8.8 hereof which are still performing under the terms of the TDRs’ forbearance agreement as of the Measurement Date shall be excluded from the definition of non-performing assets hereunder.

Section 8.9   Adjusted Stockholders’ Equity.  Adjusted Stockholders’ Equity shall be not less than $15,250,000 as of the Effective Time of the Merger.

Section 8.10    Transition Period Retention Agreement.  Janice Summers shall, if she is living, execute and deliver the Transition Period Retention Agreement to the Buyer.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1   Representations and Warranties.  The representations and warranties of Buyer and Buyer Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in Section 4.2(a) which shall be true and correct in all material respects and the representations and warranties contained in Section 4.6 which shall be true and correct in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole.

Section 9.2   Performance of Obligations.  Buyer and Buyer Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement at or prior to the Effective Time of the Merger.

Section 9.3   Certificate Representing Satisfaction of Conditions.  Buyer shall have delivered to Seller a certificate executed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Buyer under Article 4 of this Agreement.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1   Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)           by the mutual consent in writing of the Boards of Directors of Buyer and Seller; or

(b)           by the Board of Directors of Buyer or Seller if the Merger shall not have occurred on or prior to September 30, 2013, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b); or

(c)           by the Board of Directors of Buyer or Seller (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Seller and Section 9.1 of this Agreement in the case of Buyer or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Seller and Section 9.1 of this Agreement in the case of Buyer; or

(d)           by the Board of Directors of Buyer or Seller (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Seller and Section 9.1 of this Agreement in the case of Buyer or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)           by the Board of Directors of Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Seller fail to vote to approve this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the Seller Shareholders’ Meeting where the transactions were presented to Seller’s shareholders for approval and voted upon, provided, however, that Seller will only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.5; or

(f)           by the Board of Directors of Buyer or Seller (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of Seller and Section 9.1 of this Agreement in the case of Buyer or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g)           by the Board of Directors of Buyer, (i) if Seller fails to hold the Seller Shareholders’ Meeting to vote on the Agreement within the time frame set forth in Section 5.4 hereof, or (ii) if Seller’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Seller vote in favor of the adoption of this Agreement, or (B) modifies, withdraws or changes in any manner adverse to Buyer its recommendation that the shareholders of Seller vote in favor of the adoption of this Agreement or publicly discloses its intent to do so; or

(h)           by the Board of Directors of Seller prior to obtaining shareholder approval of the Merger, in the event that, after it has received a Superior Proposal in compliance with Section 5.5 hereof and otherwise complied with its obligations under Section 5.5, the Board makes the determination in good faith after receipt of the advice of legal counsel that such action of accepting such Superior Proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that Seller is not in breach of the provisions of this Agreement, including, but not limited to Section 5.5 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a Superior Proposal (as defined in Section 5.5) provided, however, that this Agreement may be terminated by Seller pursuant to this Section 10.1(h) only after the fourth calendar day following Buyer’s receipt of written notice from Seller advising Buyer that Seller is prepared to enter into an acquisition agreement with respect to such Superior Proposal, and only if, (i) during such four-calendar day period, Seller has caused its financial and legal advisors to negotiate with Buyer in good faith (to the extent Buyer is willing to do so) to make such adjustments in the terms and conditions of this Agreement such that that such Superior Proposal would no longer constitute a Superior Proposal, (ii) Seller’s Board of

Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with legal and financial advisors that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Buyer, and (iii) Seller has paid the Termination Fee set forth in Section 10.2; or

(i)           by the Board of Directors of Seller, if the Seller Board of Directors so determines by a majority vote of the members of the entire Seller Board of Directors, at any time during the five-day period commencing on the Determination Date (as defined herein), such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)        the Buyer Market Value (as defined herein) on the Determination Date is less than 85% of the Initial Buyer Market Value (as defined herein); and

(2)        the number obtained by dividing the Buyer Market Value on the Determination Date by the Initial Buyer Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.15;

subject, however, to the following three sentences.  If Seller elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Buyer.  During the five business day period commencing with its receipt of such notice, Buyer shall have the option, at its sole discretion, of paying additional Merger Consideration by increasing the Stock Consideration to equal the lesser of:  (A) the quotient the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15, and the denominator of which is the Buyer Market Value on the Determination Date or (B) the quotient obtained by dividing the Initial Buyer Market Value by the Buyer Market Value on the Determination Date and multiplying the quotient by the product of the Stock Consideration (as then in effect) and 0.85.  If within such five business day period, Buyer delivers written notice to Seller that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 10.1(i) only, the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Consents of Regulatory Authorities (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price divided by the Initial Index Price.

“Initial Buyer Market Value” means $23.87, adjusted as indicated in the last sentence of this Section 10.1(i).

“Initial Index Price” means the closing value of the Index as of December 14, 2012.

“Final Index Price” means the average of the daily closing values of the Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Buyer Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days immediately preceding such specified date.

If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

Section 10.2   Effect of Termination; Termination Fee.

(a)           In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)           If, after the date of this Agreement, Buyer terminates this Agreement in accordance with Section 10.1(g) or Seller terminates this Agreement pursuant to Section 10.1(h), Seller shall be obligated to pay Buyer a fee of $650,000 as an agreed-upon termination fee in immediately available funds within one (1) business day of such termination (the “Termination Fee”).  In addition, if, after a proposal for an Acquisition Transaction has been publicly announced by any person or entity, Buyer terminates this Agreement pursuant to Section 10.1(e)(ii), Seller shall be obligated to pay Buyer a fee of $275,000 in immediately available funds within one business day of such notice of termination as reimbursement for its time and expenses associated with negotiating this Agreement, and if an Acquisition Transaction is consummated or a definitive agreement is entered into by Seller relating to an Acquisition Transaction, in either case, within fifteen (15) months of the termination of this Agreement pursuant to Section 10.1(e)(ii), Seller shall be obligated to pay Buyer the Termination Fee, less any amounts previously paid at the time this Agreement was terminated.

(c)           Seller and Buyer agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

(d)           Except as otherwise provided in Section 10.5, the Termination Fee shall be Buyer and Buyer Bank’s sole and exclusive remedy and relief against Seller and Seller Bank.

Section 10.3   Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Buyer, Buyer Bank, Seller and Seller Bank.

Section 10.4   Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Buyer, on the one hand, and Seller, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5   Non-Survival of Representations, Warranties and Covenants.

(a)           The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Buyer or Seller shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 6.3, Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Buyer or Seller (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Buyer or Seller contained herein shall be deemed to be terminated or extinguished so as to deprive Buyer, on the one hand, and Seller, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Buyer or Seller and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)           Except as provide in Section 10.2, if this Agreement is terminated pursuant to Section 10.1, no Party shall be entitled to any relief from any other Party, except where this Agreement is terminated due to a willful and material breach, in which case the non-breaching Parties shall be entitled to all remedies available at law or in equity against the breaching Parties.

(c)           The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity.  Time is of the essence for performance of the agreements, covenants and obligations of the Parties hereto.

ARTICLE 11

MISCELLANEOUS

Section 11.1   Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any federal, state or local law, common law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, opinion, agency requirement or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the handling, exposure to, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, exposure to or disposal of any Hazardous Material, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hazardous Material” means any substance (whether solid, liquid or gas) in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, urea formaldehyde foam insulation, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any governmental authority or a source of liability pursuant to any Environmental Law.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) shall mean those facts that are known by the executive officers and directors of such Party and its subsidiaries and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Party or its subsidiaries.

“Loan Property” means any property in which Seller or any of the Seller Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (with respect to (B), (C) and (D), to the extent the effect of a change on such Party is not substantially disproportionate to the effect on comparable U.S. banking organizations) (A) the direct effects of complying with the terms of this Agreement including the effect of incurring and paying reasonable expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (B) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (C) changes in GAAP or the interpretation thereof after the date hereof, (D) changes in the economy or financial markets, including changes in market interest rates, and (E) any action taken by Buyer or Seller at the written request of the other.

 “Participation Facility” means any facility in which Seller or any subsidiary has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 40 C.F.R.  § 300.1100(c).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the OCC, the Pennsylvania Department of Banking and all other state regulatory agencies having jurisdiction over the Parties, the Financial Institution Regulatory Authority, all national securities exchanges and the SEC.

Section 11.2   Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement among Buyer, Buyer Bank, Seller and Seller Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral with the exception of the Confidentiality Agreement dated June 5, 2012 between Buyer and Seller which will survive the execution and delivery of this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors.  Except as expressly set forth in Sections 6.3 and 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to Seller:

Roebling Financial Corp, Inc.
Route 130 South and Delaware Avenue
Roebling, New Jersey  08554
Attention:  Scott Horner
Fax Number: (609) 518-5490

If to Buyer, then to:

TF Financial Corporation
3 Penns Trail
Newtown, Pennsylvania  18940
Attention:  Kent Lufkin, President and CEO
Fax Number:  (215) 579-4848

With a copy to:

Spidi & Fisch, PC
1227 25th Street, NW
Suite 200 West
Washington, DC  20037
Attention:  John J. Spidi, Esq.
Fax Number:  (202) 434-4661

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4   Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.  Upon such a determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Section 11.5   Costs and Expenses.  Except as otherwise set forth herein, expenses incurred by Seller on the one hand and Buyer on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its Affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6   Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are not to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.  A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

Section 11.8   Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Buyer to a subsidiary of Buyer; provided that Buyer remains primarily liable for all of its obligations under the Agreement).

Section 11.9   Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10   Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11   Waiver.  The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this

Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12   Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

TF FINANCIAL CORPORATION

	By:	/s/ Kent C. Lufkin
Name: Kent C. Lufkin
ATTEST:		Title: President and Chief Executive Officer
/s/ Lorraine A. Wolf
Name: Lorraine A. Wolf
Its Secretary

3RD FED BANK

	By:	/s/ Kent C. Lufkin
Name: Kent C. Lufkin
ATTEST:		Title: President and Chief Executive Officer
/s/ Lorraine A. Wolf
Name: Lorraine A. Wolf
Its Secretary

ROEBLING FINANCIAL CORP, INC.

	By:	/s/ John J. Ferry
Name: John J. Ferry
ATTEST:		Title: Chairman
/s/ Joan K. Geary
Name: Joan K. Geary
Its Secretary

ROEBLING BANK

	By:	/s/ John J. Ferry
Name: John J. Ferry
ATTEST:		Title: Chairman
/s/ Joan K. Geary
Name: Joan K. Geary
Its Secretary